Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-284538

GS Finance Corp. $6,500,000 Trigger Autocallable GEARS Linked to the MSCI ACWI ex USA Index due 2031 guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your securities is based on the performance of the MSCI ACWI ex USA Index. The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities will mature on the stated maturity date unless they are automatically called on the call observation date. Unless your securities are automatically called, if the closing level of the index on the determination date (the final index level) is greater than the initial index level (set on the strike date), then the return on your securities will be positive and equal the product of the upside gearing times the index return (the percentage increase or decrease in the final index level from the initial index level). If the final index level is equal to or less than the initial index level but greater than or equal to the downside threshold, you will receive the face amount of your securities at maturity.

If the final index level is less than the downside threshold, you will receive less than the face amount of your securities, resulting in a percentage loss on your investment equal to the index return and you could lose all of your investment.

Your securities will be automatically called if the closing level of the index on the call observation date is greater than or equal to the autocall barrier, resulting in a payment on the call payment date for each $10 face amount of your securities equal to the face amount per security plus the product of $10 times the call return specified below.

Investing in the securities involves significant risks. You may lose a significant portion or all of your investment and will not receive any coupon during the term of the securities. The contingent repayment of principal applies only at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates

O  Automatic Call Feature – Your securities will be automatically called and you will receive the face amount of your securities plus the product of $10 times the call return on the call payment date if the closing level of the index is greater than or equal to the autocall barrier on the call observation date.

O  Enhanced Exposure to Positive Index Return – At maturity, if the securities have not been automatically called and the final index level is greater than the initial index level, you will receive a payment equal to the face amount of your securities plus a return equal to the index return times the upside gearing.

O  Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the securities have not been automatically called and the final index level is equal to or less than the initial index level but greater than or equal to the downside threshold, you will receive a payment equal to the face amount of your securities. If, however, the final index level is less than the downside threshold, you will receive less than the face amount of your securities, if anything, resulting in a percentage loss on your investment equal to the index return. You may lose your entire investment. The contingent repayment of principal applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Strike date	February 6, 2026
	Trade date	February 9, 2026
	Original issue date	February 12, 2026
	Call observation date	February 15, 2027
	Call payment date	February 18, 2027
	Determination date*	February 6, 2031
	Stated maturity date*	February 11, 2031

*Subject to postponement.

Notice to investors: the securities are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the securities at maturity, and the securities may have the same downside market risk as the index. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11.

Key Terms

Index	Bloomberg Symbol	Initial Index Level*	Autocall Barrier	Upside Gearing	Downside Threshold	Call Return	CUSIP	ISIN
MSCI ACWI ex USA Index	MXWDU Index	445.73	100.00% of the initial index level	1.50	80.00% of the initial index level	10.15%	36272T846	US36272T8466

* The closing level of the index on the strike date and is lower than the closing level of the index on the trade date.

The estimated value of your securities at the time the terms of your securities are set on the trade date is equal to approximately $9.46 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	2.50% of the face amount	97.50% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 22,166 dated February 9, 2026.

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.46 per $10 face amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.49 per $10 face amount).

Prior to May 9, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through May 8, 2026). On and after May 9, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are part of the Medium-Term Securities, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

• General terms supplement no. 17,745 dated January 20, 2026

• Prospectus supplement dated February 14, 2025

• Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)” and “indices” shall be deemed to refer to “underlying(s)” and “underlying index(es)”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Minimum Purchase Amount of Securities Offered Hereby

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

Investor Suitability

The securities may be suitable for you if, among other considerations:

• You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

• You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the index or the stocks comprising the index.

• You believe that the level of the index will appreciate over the term of the securities.

• You can tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the index.

• You understand and accept that your securities will be automatically called on the call observation date if the closing level of the index so appreciates and that your potential return is limited to the call return.

• You are willing to invest in the securities based on the downside threshold, upside gearing and call return specified on the cover hereof.

• You understand and accept that if the securities are automatically called, you will not participate in any appreciation in the level of the index and your potential return is limited to the call return.

• You believe the closing level of the index will be greater than or equal to the autocall barrier on the call observation date or the initial index level on the determination date.

• You do not seek current income from your investment and are willing to forgo dividends paid on the stocks comprising the index.

• You are able and willing to invest in securities that may be automatically called early or you are otherwise able and willing to hold the securities to maturity.

• You accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the securities.

• You understand and accept the risks associated with the index.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the securities.

The securities may not be suitable for you if, among other considerations:

• You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of a significant portion or all of your investment.

• You require an investment designed to provide a full return of principal at maturity.

• You cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the index or the stocks comprising the index.

• You believe that the level of the index will decline during the term of the securities and the final index level is likely to close below the downside threshold on the determination date.

• You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the index.

• You are not willing to invest in the securities based on the downside threshold, upside gearing or call return specified on the cover hereof.

• You do not understand or accept that, if the securities are automatically called, you will not participate in any appreciation in the level of the index and your potential return is limited to the call return.

• You do not believe the closing level of the index will be greater than or equal to the autocall barrier on the call observation date or the initial index level on the determination date.

• You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

• You seek current income from your investment or prefer to receive the dividends paid on the stocks comprising the index.

• You are unable or unwilling to invest in securities that may be automatically called early, or you are otherwise unable or unwilling to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

• You do not understand or accept the risks associated with the index.

• You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Securities” section of this pricing supplement. For more information on the index, please see the section titled “The Underlying Index” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying index:	MSCI ACWI ex USA Index
Face amount:

$6,500,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:

Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:
•
if the final underlying index level is greater than the initial underlying index level, the sum of (i) $10 plus (ii) the product of (a) the underlying index return times (b) $10 times (c) the upside gearing;
•
if the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or
•
if the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying index return

Company’s redemption right (automatic call feature):

If a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the call payment date, for each $10 of the outstanding face amount, equal to the sum of (i) $10 plus (ii) the product of $10 times the call return

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing level of the underlying index is greater than or equal to the autocall barrier
Initial underlying index level:

445.73. The initial underlying index level represents the closing level of the underlying index on the strike date. The initial underlying index level is lower than the closing level of the underlying index on the trade date.

Final underlying index level:	the closing level of the underlying index on the determination date
Underlying index return:	the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a percentage
Upside gearing:	1.50
Downside threshold:	80.00% of the initial underlying index level (rounded to the nearest one-hundredth)
Strike date:	February 6, 2026
Trade date:	February 9, 2026
Original issue date:	February 12, 2026
Determination date:	February 6, 2031, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	February 11, 2031, subject to adjustment as described in the accompanying general terms supplement
Autocall barrier:	100.00% of the initial underlying index level
Call return:	10.15%
Call observation date:	February 15, 2027, subject to adjustment as described in the accompanying general terms supplement
Call payment date:	February 18, 2027, subject to adjustment as described in the accompanying general terms supplement
Trading day:	a day on which the underlying index is calculated and published by the underlying index sponsor
Constituent index:	with respect to the underlying index, any of the component country indices comprising the underlying index
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

Investment Timeline With Respect to The Securities Offered Hereby

Strike Date	The initial underlying index level is set for the underlying index

Trade Date	The final terms of the securities are set

Call Observation Date

Your securities will be automatically called if the closing level of the underlying index on the call observation date is greater than or equal to the autocall barrier. If your securities are automatically called on the call observation date, on the related call payment date we will pay you an amount in cash for each $10 face amount of your securities equal to the sum of (i) $10 plus (ii) the product of $10 times the call return, and no further payments will be made on the securities.

Maturity Date

The final underlying index level is determined as of the determination date.

If the securities are not automatically called and the final underlying index level is greater than the initial underlying index level, the sum of (i) $10 plus (ii) the product of (a) the underlying index return times (b) $10 times (c) the upside gearing;

If the securities are not automatically called and the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or

If the securities are not automatically called and the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying index return. You will receive less than the face amount of your securities at maturity, resulting in a loss on your investment proportionate to the decline of the underlying index.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments upon an automatic call or at maturity under different hypothetical scenarios for a $10 security linked to the underlying index based on the assumptions set forth in the table below. The actual terms for the offering of securities are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underlying index on the call observation date and on the determination date could have on the amount of cash payable on the call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlying index levels that are entirely hypothetical; no one can predict what the underlying index level will be on any day throughout the life of your securities, what the closing level of the underlying index will be on the call observation date or what the final underlying index level will be on the determination date. The underlying index has been highly volatile in the past — meaning that the underlying index levels have changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the face amount and held to the call payment date or the stated maturity date. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page PS-11 of this pricing supplement.

Key Terms and Assumptions
Face amount	$10
Upside gearing	1.50
Downside threshold	80.00% of the initial underlying index level (rounded to the nearest one-hundredth)
Call return	10.15%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled call observation date or the originally scheduled determination date
No change in or affecting any of the underlying index stocks or the method by which the underlying index sponsor calculates the underlying index
Securities purchased on original issue date at the face amount and held to the call payment date or the stated maturity date

For these reasons, the actual performance of the underlying index over the life of your securities, as well as the amount payable on the call payment date or at maturity, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the underlying index levels during recent periods, see “The Underlying Index — Historical Closing Levels of the Underlying Index” on page PS-25. Before investing in the securities, you should consult publicly available information to determine the underlying index levels between the date of this pricing supplement and the date of your purchase of the securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

Hypothetical Amount In Cash Payable on the Call Payment Date

The example below shows the hypothetical amount that we would pay on the call payment date with respect to each $10 face amount of the securities if the closing level of the underlying index is greater than or equal to the autocall barrier on the call observation date.

If, for example, your securities are automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying index is greater than or equal to the autocall barrier), the amount in cash that we would deliver for each $10 face amount of your securities on the call payment date would be the sum of (i) $10 plus (ii) the product of $10 times the call return. Therefore, for example, if the closing level of the underlying index on the call observation date were determined to be 120.000% of the initial underlying index level, your securities would be automatically called and the amount in cash that we would deliver on your securities on the call payment date would be 110.15% of the face amount of your securities or $11.015 for each $10 of the face amount of your securities. Even if the closing level of the underlying index on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying index above the autocall barrier on the call observation date.

Hypothetical Cash Settlement Amount at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying index is less than the autocall barrier) the cash settlement amount we would deliver for each $10 face amount of your securities on the stated maturity date will depend on the performance of the underlying index on the determination date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying index levels and are expressed as percentages of the initial underlying index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level, and are expressed as percentages of the face amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered securities on the stated maturity date would equal 100.000% of the face amount of a security, based on the corresponding hypothetical final underlying index level and the assumptions noted above.

The Securities Have Not Been Automatically Called
Hypothetical Final Underlying Index Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Index Level)	(as Percentage of Face Amount)
175.000%	212.500%
150.000%	175.000%
125.000%	137.500%
110.000%	115.000%
100.000%	100.000%
95.000%	100.000%
85.000%	100.000%
80.000%	100.000%
79.999%	79.999%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the securities have not been automatically called on the call observation date and the final underlying index level were determined to be 25.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be 25.000% of the face amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the securities have not been automatically called on the call observation date and the final underlying index level were determined to be 85.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be 100.000% of the face amount of your securities, as shown in the table above.

If, however, the securities have not been automatically called on the call observation date and the final underlying index level were determined to be 125.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be 137.500% of the face amount of your securities, as shown in the table above. Since the hypothetical final underlying index level is greater than the initial underlying index level, the underlying index return is enhanced by the upside gearing and the cash settlement amount that we would deliver on your securities at maturity would be 137.500% of the face amount of your securities, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your securities) that we would pay on your securities on the stated maturity date, if the final underlying index level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying index level of less than 80.000% (the section left of the 80.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your securities (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the securities.

The amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying index stocks that may not be achieved on the call observation date or the determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered securities. The hypothetical amounts on securities held to the stated maturity date in the examples above assume you purchased your securities at their face amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-13.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the securities may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-13. The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlying index on any day, the final underlying index level or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing level of the underlying index and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on the call payment date or at maturity, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called, the actual closing levels of the underlying index and the actual final underlying index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities on the call payment date or the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR SECURITIES

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Securities” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Securities”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the trade date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

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You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called, the cash settlement amount on your securities, if any, on the stated maturity date will be based on the performance of the underlying index as measured from the initial underlying index level set on the strike date to the closing level of the underlying index on the determination date. If the final underlying index level is less than the downside threshold, you will have a loss for each $10 of the face amount of your securities equal to the product of $10 times the underlying index return. Thus, you may lose your entire investment in the securities, which would include any premium to face amount you paid when you purchased the securities.

Also, the application of the downside threshold applies only at maturity and the market price of your securities prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

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The Return on Your Securities May Change Significantly Despite Only a Small Change in the Underlying Index Level

If the final underlying index level is less than the downside threshold, you will receive less than the face amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final underlying index level to the downside threshold will not result in a loss of principal on the securities, a decrease in the final underlying index level to less than the downside threshold will result in a loss of a significant portion of the face amount of the securities despite only a small change in the level of the underlying index.

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The Amount in Cash You Will Receive on the Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Level of the Underlying Index at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be

The amount in cash that you will receive on the call payment date, if any, will be paid only if the closing level of the underlying index on the call observation date is greater than or equal to the autocall barrier. Therefore, the closing level of the underlying index on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlying index on the determination date. Therefore, for example, if the closing level of the underlying index dropped precipitously on the determination date, the cash settlement amount for the securities would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlying index prior to such drop. Although the actual closing level of the underlying index on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the closing level of the underlying index on the call observation date or the determination date, you will not benefit from the closing levels of the underlying index at any time other than on the call observation date or on the determination date.

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The Amount You Will Receive on the Call Payment Date Will Be Limited Due to the Call Return

Regardless of the closing level of the underlying index on the call observation date, the amount in cash you may receive on the call payment date is limited. Even if the closing level of the underlying index on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying index above the autocall barrier on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $10 face amount of your securities will depend on the call return. Additionally, the autocall barrier does not apply on the determination date and you will not be entitled to the call return on the stated maturity date. Assuming your securities are not automatically called and the final underlying index level is less than the downside threshold, you will be fully exposed to the decline in the level of the underlying index from the trade date to the determination date, and you may lose a significant portion or all of your investment in the securities.

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Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the closing level of the underlying index is greater than or equal to the autocall barrier. Therefore, the term for your securities may be reduced and you will not receive any further payments on the securities since your securities will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the securities remain outstanding following the call observation date, it means that the underlying index has closed below the autocall barrier on the call observation date. The longer the securities are outstanding from the trade date, the less time remains during which the underlying index will have an opportunity to increase to or above the autocall barrier to be automatically called. The securities will not be automatically called in the event that the underlying index does not increase to or beyond the autocall barrier.

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Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the amount payable for your securities on the call payment date or the stated maturity date, as applicable, exceeds the face amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

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the level of the underlying index;

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the volatility — i.e., the frequency and magnitude of changes — in the level of the underlying index;
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the dividend rates of the underlying index stocks;
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economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the level of the underlying index;
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interest rates and yield rates in the market;
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the time remaining until your securities mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities or the amount you may receive upon an automatic call or, if the securities are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities and the amount paid on the call payment date or the stated maturity date, as the case may be, may bear little or no relation to the historical closing levels of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

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If You Purchase Your Securities at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Face Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The cash settlement amount you will be paid for your securities on the stated maturity date, if any, or the amount you will be paid on the call payment date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the face amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at face amount. If you purchase your securities at a premium to face amount and hold them to the call payment date or the stated maturity date, the return on your investment in the securities will be lower than it would have been had you purchased the securities at face amount or a discount to face amount.

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A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Index, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Index and, Potentially, a Significant Loss at Maturity

The economic terms for the securities, including the call return, the closing level of the underlying index on the call observation date at or above which the securities will be automatically called and the downside threshold, are based, in part, on the expected volatility of the underlying index at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying index.

Higher expected volatility with respect to the underlying index as of the trade date generally indicates a greater expectation as of that date that the final underlying index level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the securities. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a higher call return, a lower closing level of the underlying index at or above which the securities will be automatically called and/or a lower downside threshold, as compared to otherwise comparable securities issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the securities prior to maturity) but with one or more different underlying indices. However, there is no guarantee that the higher call return or lower downside threshold set for your securities on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your securities not being automatically called or of losing some or all of your investment in the securities.

A relatively higher call return (as compared to otherwise comparable securities), which would increase the positive return if the closing level of the underlying index is greater than or equal to the autocall barrier on the call observation date may generally indicate an increased risk that your securities will not be automatically called on the call payment date.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying index will decrease substantially. This would result in a significant loss at maturity if the final underlying index level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of the underlying index.

You should not take the historical volatility of the underlying index as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying index and the potential to lose a significant portion or all of your investment in the securities.

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You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

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We May Sell an Additional Aggregate Face Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underlying Index

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The underlying index includes component securities from certain emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying index or that in the future are included in an underlying index, such underlying index stocks may be removed from an underlying index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying index, such removal could have a material and negative effect on the level of such underlying index and, therefore, your investment in the securities. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying index, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying index could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk

Because the underlying index is a U.S. dollar denominated index whose underlying index stock prices are converted by the underlying index sponsor into U.S. dollars for purposes of calculating the level of the underlying index, investors in the securities will be exposed to currency exchange rate risk with respect to each of the currencies represented in the underlying index which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the underlying index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall underlying index. If, taking into account such weighting, the dollar strengthens against the component currencies, the level of the underlying index will be adversely affected and the amount payable on the securities may be reduced.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

THE UNDERLYING INDEX

The MSCI ACWI ex USA Index:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was launched on January 1, 2001 at an initial value of 100; and
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is sponsored calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI ACWI ex USA Index is a free-float adjusted market capitalization index and is one of the MSCI Global Investable Market Indices. The MSCI ACWI ex USA Index is considered a “standard” index, which means it consists of all eligible large-capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant developed and emerging markets.

The MSCI ACWI ex USA Index is intended to provide performance benchmarks for 22 of the 23 developed equity markets (excluding the United States) and the 24 emerging equity markets. The 22 developed markets included in the index are: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The 24 emerging markets are: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI ACWI ex USA Index is calculated in U.S. dollars on a price return basis. We have derived all information contained in this pricing supplement regarding the index from publicly available information. Additional information about the index is available on the following website: msci.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Construction of the MSCI ACWI ex USA Index

MSCI undertakes an index construction process at an individual market level, which involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; and (v) classifying securities under the Global Industry Classification Standard. The index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. The MSCI ACWI ex USA Index is a standard index, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

(i)
Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible. Securities for which the Hong Kong Securities and Futures Commission has issued high shareholding concentration notices are not eligible.
(ii)
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i) Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(ii) Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:

(a)
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
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First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.
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Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.
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The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2025, the equity universe minimum size requirement was set at US$505,000,000 for the Developed and Emerging Markets. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each quarterly index review, as described below.

(b)
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
(c)
Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. If 12 months of data are not available, the number of months for which data is available (previous 6 months, 3 months or 1 month) is used for the calculation of 12-month ATVR. If 3 months of data are not available, 1 month of data is used for the calculation of the 3-month ATVR and 3-month frequency of trading. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market. Securities in the MSCI China equity universe will not be eligible for inclusion in the MSCI ACWI ex USA Index if the security is suspended or has been suspended for 50 consecutive business days or more in the past 12 months.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1)
Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).
(2)
Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas. If the security has two or more foreign listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).
(3)
Foreign listing in a different geographical region (if the security has two or more foreign listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above US $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

(d)
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(e)
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a quarterly index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI ACWI ex USA Index, outside of a quarterly index review.
(f)
Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Determining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•
Investable Market Index (Large Cap + Mid Cap + Small Cap)
•
Standard Index (Large Cap + Mid Cap)

•
Large Cap Index
•
Mid Cap Index
•
Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices and emerging market indices, the market coverage for a standard index is 85% and 42.5% respectively. As of October 2025, the global minimum size range for a developed market standard index is a full market capitalization of USD 7.15 billion to USD 16.45 billion, and the global minimum size range for an emerging market standard index is a full market capitalization of USD 3.58 billion to USD 8.23 billion.

Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:

•
If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the index in order to reach the minimum number of required constituents.
•
At subsequent quarterly index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Calculation Methodologies for the MSCI ACWI ex USA Index

Price Return Methodology

The performance of the MSCI ACWI Index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries the latest available closing price. In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. If MSCI determines that another price is more appropriate based on the circumstances, an announcement would be sent to clients with the related information. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WMR at 4:00 P.M. London Time.

Maintenance of the MSCI ACWI ex USA Index

In order to maintain the representativeness of the MSCI ACWI ex USA Index, structural changes to the MSCI ACWI ex USA Index as a whole may be made by adding or deleting component securities. Currently, such changes in the MSCI ACWI ex USA Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of light rebalancings, aimed at promptly reflecting other significant market events under conditions of market stress. The third category consists of quarterly index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis.

Ongoing event-related changes to the country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis.

Securities may be considered for early deletions due to one of the following scenarios:

•
The company that issued a security files for bankruptcy or for protection from their creditors and/or trading of such security is suspended, and a return to normal business activity and trading is unlikely in the near future.
•
The company that issued a security fails stock exchange listing requirements, resulting in announcements of delisting from the relevant stock exchange(s).

Securities may also be considered for an early deletion due to a corporate event when:

•
The foreign inclusion factor of the security decreases or is expected to decrease to below 0.15, unless it is a standard index constituent with a minimum free float-adjusted market capitalization meeting at least two-thirds of 1.8 times one-half of the standard index interim size segment cut-off.
•
The foreign inclusion factor decreases for an existing constituent of a standard index with a foreign inclusion factor already lower than 0.15.
•
A constituent company acquires or merges with a non-index constituent company or spins-off another company and is no longer eligible to be maintained.
•
A constituent’s share class converts into another share class resulting in the deletion of one or more share classes from the indexes.
•
A constituent company is involved in a large corporate event with significant market capitalization change, the securities of the constituent company might be early deleted from the index simultaneously with the event.

In between the regularly scheduled quarterly index review, certain corporate events may lead to changes in the number of shares and/or the foreign inclusion factors of an existing index constituent. Such changes in number of shares and/or foreign inclusion factors related to primary equity offerings representing at least 5% of the security’s pre-event number of shares are implemented simultaneously with the event. However, if the implementation threshold is not met, such changes are considered for implementation at a subsequent index review. The post event number of shares and/or foreign inclusion factor is estimated based on the terms of the event and any publicly available information on the post event shareholding structure. When subsequent public disclosure is made by the company regarding the new shareholder structure following the event implementation resulting in a different estimate than that calculated at the time of the event, MSCI will update the number of shares, and/or foreign inclusion factors at the following regularly scheduled index review. Pending number of shares and/or free float changes, if any, including any change in shareholder structure and/or foreign ownership limits, are implemented simultaneously with the event, unless the change in number of shares is less than 1% on a post-event number of shares basis, in which case it will be implemented at a subsequent quarterly index review. Changes that do not meet the criteria for implementation at the time of the event as explained above are implemented at a subsequent quarterly index review. All changes resulting from corporate events are announced prior to their implementation.

MSCI’s light rebalancing process aims to ensure that the country indices continue to be an accurate reflection of evolving equity markets during conditions of market stress. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the quarterly index review due to their importance. MSCI will consider switching to a “light rebalancing” in place of the usual quarterly index review only if one of the following two conditions is met within the last ten business days of the month prior to the announcement date of a quarterly index review (the “market monitoring period”): (1) for any 3 days within the market monitoring period, the MSCI ACWI Index-weighted bid-ask spread breaches 0.19% and the MSCI ACWI Index volatility over the past 10 business days breaks 0.55 or

(2) there are unexpected full day or partial stock exchange closures impacting 20% of MSCI ACWI Index constituents cumulatively over the market monitoring period. The final decision of whether or not to switch to a “light rebalancing” will be taken by relevant MSCI index committee(s). These light rebalancings may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. During light rebalancings, foreign inclusion factors and number of shares will be reviewed as discussed below. MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s quarterly index review is designed to systematically reassess the component securities of the index. During each quarterly index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each quarterly index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction); and changes in number of shares are updated. During a quarterly index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. However, no changes in foreign inclusion factors are implemented if the change in free float estimate is less than 1%, except in cases of correction. As discussed above, small changes in the number of shares are generally updated at the quarterly index review rather than at the time of the event, provided that the absolute number of shares change is at least 1,000 shares or the relative number of shares change is at least 0.02%. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement at least two quarterly index reviews prior (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given quarterly index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.

The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates, which are generally set at the close of the last business day of February, May, August and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs as well as deleting constituents that enter ineligible alert boards.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement between MSCI Inc. (“MSCI”) and GS Finance Corp.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Finance Corp. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GS FINANCE CORP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF UNDERLIER LINKED-NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Closing Levels of the Underlying Index

The closing levels of the underlying index have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlying index during the period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing levels of the underlying index as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding face amount of your securities, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the levels of the underlying index between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying index. The actual performance of the underlying index over the life of the offered securities, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlying index from January 1, 2021 through February 9, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the MSCI ACWI ex USA Index

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a security as a hedge or that is hedged against interest rate risks;
•
a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

●
a citizen or resident of the United States;
●
a domestic corporation;
●
an estate whose income is subject to U.S. federal income tax regardless of its source; or
●
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. By purchasing the securities you agree — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying index. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

●
a nonresident alien individual;
●
a foreign corporation; or
●
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we, or the applicable withholding agent, will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we, or the applicable withholding agent, would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the original issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to UBS Financial Services Inc. at such priceless a concession not in excess of 2.50% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

We will deliver the securities against payment therefor in New York, New York on February 12, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

The securities will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE SECURITIES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$6,500,000

GS Finance Corp.

Trigger Autocallable GEARS Linked to the MSCI ACWI ex USA Index due 2031

guaranteed by
The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent